EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of our report dated November 12, 2009 relating to the balance sheet of CNL Macquarie Global Income Trust, Inc. (a development stage company), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Orlando, Florida

November 12, 2009